Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE AND SHELL AMEND DRILLING CONTRACTS ON

THREE ULTRA-DEEPWATER DRILLSHIPS

LONDON, December 12, 2016 - Noble Corporation plc (NYSE: NE) today announced that the Company and certain subsidiaries of Royal Dutch Shell plc (NYSE: RDS.A) have agreed to amend the existing long-term contracts on three ultra-deepwater drillships. In the current, challenging environment for offshore exploration and production projects, the agreements offer benefits for both parties.

The contract amendments pertain to the Noble Bully II, Noble Globetrotter I and Noble Globetrotter II, which are operating under 10-year term contracts that commenced in April 2012, July 2012 and September 2013, respectively.

Under the agreements, dayrates for each rig are now determined by taking the higher of 1) a newly established minimum dayrate, (or floor), or 2) the dayrate adjustment mechanism, as originally included in the contract. The contract amendments for the Noble Globetrotter I and Noble Globetrotter II provide for a dayrate floor of $275,000 per day, representing a minimum market rate if the dayrate adjustment mechanisms for these two rig contracts stay below that level. The Noble Bully II contract contains a floor dayrate, which is $200,000 per day plus daily operating expenses.

Additionally, Shell was granted and has exercised the right to idle the Noble Globetrotter II for a period of up to 730 days, which is expected to occur in January 2017. During the idle period, a negotiated rate of $185,000 per day will be paid. Shell was also granted and is expected to exercise the right to idle the Noble Bully II for a period of up to 365 days, commencing no later than May 2017. The Noble Bully II is part of the Bully joint-venture (Noble 50%, Shell 50%). During this idle period, a negotiated rate of $200,000 per day will be paid. Noble has discretion over each rig’s operating costs throughout the idle period, with the flexibility to reduce costs over the anticipated period. If warm stacked, Noble expects daily cost savings on each rig of at least $100,000 per day, with additional cost savings should Noble elect

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to cold stack the units. In addition, Noble can enter into contracts with third parties for the Noble Globetrotter II and the Noble Bully II during the idle periods. Noble would be responsible for operating expenses and would also retain any incremental revenue received from such third party contracts. Other than the new dayrate floor, no changes were made to the Noble Globetrotter I dayrates.

The dayrate adjustment mechanism, which begins on the five-year anniversary of each of the three contracts, employs an average of market rates experienced over a defined period for a basket of rigs that match a set of distinct technical attributes, with adjustments every six months thereafter until the completion of the 10-year primary terms.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “This mutually beneficial agreement provides Noble with clarity on dayrates and subsequent operating cash flows through the duration of the contracts on each of the three rigs. We also retain the future upside if the recent oil price recovery drives new market opportunities. These amendments will provide Noble with enhanced financial flexibility at a time when the offshore industry is experiencing a cyclical bottom and the timing of the inevitable recovery remains unknown.”

The primary term for each of the drillships Noble Bully II, Noble Globetrotter I, and Noble Globetrotter II are unchanged, with contracts expected to conclude in April 2022, July 2022 and September 2023, respectively.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 30 offshore drilling units, consisting of 16 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

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Forward-looking Disclosure Statement

Statements regarding client contracts, future dayrates, cost savings, market rates, market risk, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas, operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383